EXHIBIT 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statements (File Nos. 333-117341, 333-100398, 333-70440, 333-45856, 333-45852, 333-66239, 333-15961, 333-15957, 33-92966, 33-80588, 333-78586, 33-50198, 333-131604, 333-129004 and 33-46221) of our report dated April 12, 2006, relating to the financial statements and financial statement schedules of Retail Ventures, Inc. and management’s report on the effectiveness of internal control over financial reporting, appearing in the Annual Report on Form 10-K of Retail Ventures, Inc. for the year ended January 28, 2006.
/s/ DELOITTE & TOUCHE LLP
Columbus, Ohio
April 12, 2006